CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

CREDIT SUISSE HIGH YIELD BOND FUND

THIS CERTIFICATE OF AMENDMENT of Credit Suisse High Yield Bond Fund (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to amend the certificate of trust of a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.  Name. The name of the statutory trust hereby amended is Credit Suisse High Yield Bond Fund.

2.  Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Credit Suisse High Yield Credit Fund.

3.  Effective Date. This Certificate of Amendment shall be effective on September 15, 2025 at 12:01 A.M.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

/s/ John G. Popp
John G. Popp, not in his individual capacity but solely as trustee